Exhibit 99.1

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Fourth Quarter and Full Year 2017 Results

Chicago - February 14, 2018 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter and year ended December 31, 2017. All per share results are reported on a diluted basis.

Financial results for the quarter ended December 31, 2017
Net loss attributable to common shareholders was $23.6 million, or $0.19 per share, for the quarter ended December 31, 2017. This compares to net income attributable to common shareholders of $10.3 million, or $0.08 per share, for the quarter ended December 31, 2016. The decline in net income was primarily due to losses from property sales and a smaller portfolio.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2017, were $24.0 million, or $0.19 per share. This compares to FFO for the quarter ended December 31, 2016 of $28.1 million, or $0.22 per share.

Normalized FFO was $22.6 million, or $0.18 per share. This compares to Normalized FFO for the quarter ended December 31, 2016 of $29.6 million, or $0.23 per share. The following items impacted Normalized FFO for the quarter ended December 31, 2017, compared to the corresponding 2016 period:

•	($0.16) per share of income from properties sold;

•	$0.07 per share of interest expense savings; and

•	$0.04 per share of increase in interest income.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

For the quarter ended December 31, 2017, the company’s balance of cash and marketable securities was $2.6 billion or $21 per share. Total debt outstanding was $849 million and availability under the company’s revolving credit facility was $750 million.

The weighted average number of diluted common shares outstanding when calculating net income or loss per share for the quarter ended December 31, 2017 was 124,293,289 shares, compared to 126,048,307 for the quarter ended December 31, 2016. The weighted average number of diluted common shares outstanding when calculating FFO or Normalized FFO per share for the quarter ended December 31, 2017 was 124,931,908 shares, compared to 126,048,307 for the quarter ended December 31, 2016.

Same property results for the quarter ended December 31, 2017
The company’s same property portfolio at the end of the quarter consisted of 16 properties totaling 8.7 million square feet, which excluded one held for sale property. Operating results were as follows:

•	The same property portfolio was 91.9% leased as of December 31, 2017, compared to 91.5% as of September 30, 2017, and 93.3% as of December 31, 2016.

•	The same property portfolio commenced occupancy was 89.2% as of December 31, 2017, compared to 88.4% as of September 30, 2017, and 90.5% as of December 31, 2016.

•	Same property NOI decreased 1.0% when compared to the same period in 2016.

•	Same property cash NOI decreased 0.8% when compared to the same period in 2016.

•	The company entered into leases for approximately 248,000 square feet, including renewal leases for approximately 171,000 square feet and new leases for approximately 77,000 square feet.

•	GAAP rental rates on new and renewal leases were 19.0% higher compared to prior GAAP rental rates for the same space.

•	Cash rental rates on new and renewal leases were 6.8% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from October 1, 2016 through December 31, 2017.

Significant events during the quarter ended December 31, 2017

•	The company completed dispositions totaling $106.9 million. The assets sold during the quarter included:

◦	A two-property, 15-building, 1,182,000 square foot, 75.6% leased, office portfolio in Moon Township and Pittsburgh, Pennsylvania, for a gross sale price of $71 million.

◦	789 East Eisenhower Parkway, a 100% leased, 131,000 square foot office building in Ann Arbor, Michigan, for a gross sale price of $24.9 million.

◦
33 Stiles Lane, a 25.1% leased, 175,000 square foot industrial property in North Haven, Connecticut, for a gross sale price of $10.5 million. In connection with the sale, the company repaid the $2.0 million mortgage loan secured by the property, plus $0.2 million of prepayment costs.

◦	A land parcel in Aurora, Illinois and mineral rights in Ft. Worth, Texas for a combined gross sale price of $0.5 million.

•
The company entered into a contract to sell its 84.7% leased, 826,000 square foot property at 1600 Market Street in Philadelphia, Pennsylvania, for a gross sale price of $160 million. Proceeds after credits for capital, contractual lease costs, and rent abatement are expected to be approximately $157 million. The property was held for sale as of December 31, 2017.

•	Moody’s Investors Service upgraded the company’s senior unsecured debt rating to Baa2 from Baa3.

•	A common distribution was not required and the Board of Trustees determined not to make a distribution for 2017.

Financial results for the year ended December 31, 2017
Net income attributable to common shareholders was $21.7 million, or $0.17 per share, for the year ended December 31, 2017. This compares to net income attributable to common shareholders of $205.3 million, or $1.62 per share, for the year ended December 31, 2016. The decrease in net income was primarily due to a decrease in gains from property sales and a smaller portfolio.

FFO for the year ended December 31, 2017, was $115.4 million, or $0.92 per share. This compares to FFO for the year ended December 31, 2016 of $143.7 million, or $1.13 per share.

Normalized FFO was $103.3 million, or $0.83 per share. This compares to Normalized FFO for the year ended December 31, 2016 of $149.4 million, or $1.18 per share. The following items impacted Normalized FFO for the year ended December 31, 2017, compared to the corresponding 2016 period:

•	($0.81) per share of income from properties sold;

•	$0.26 per share of interest expense savings;

•	$0.13 per share of increase in interest income; and

•	$0.08 per share of preferred distribution savings.

The weighted average number of diluted common shares outstanding for the year ended December 31, 2017 was 125,128,772 shares, compared to 126,767,628 for the year ended December 31, 2016.

Same property results for the year ended December 31, 2017
The company’s same property portfolio at the end of the year consisted of 16 properties totaling 8.7 million square feet, which excluded one property held for sale. Operating results were as follows:

•	Same property NOI increased 0.8% when compared to the same period in 2016.

•	Same property cash NOI decreased 4.1% when compared to the same period in 2016.

•	The company entered into leases for approximately 958,000 square feet, including new leases for approximately 490,000 square feet and renewal leases for approximately 468,000 square feet.

•	GAAP rental rates on new and renewal leases were 15.1% higher compared to prior GAAP rental rates for the same space.

•	Cash rental rates on new and renewal leases were 7.5% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from January 1, 2016 through December 31, 2017.

Significant events during the year ended December 31, 2017

•
The company sold 16 properties totaling 6,588,000 square feet, two land parcels, and mineral rights for a gross sales price of $862.6 million at a weighted average cap rate in the mid-8% range. Proceeds after credits for capital, contractual lease costs, and rent abatement were $846.6 million.

•	The company repaid $293.3 million of debt with a weighted average coupon of 6.5%.

Subsequent Events

•
In January 2018, the company entered into a contract to sell its 99.2% leased, 1,561,000 square foot property at 600 West Chicago Avenue in Chicago, Illinois, for a gross sale price of $510 million. Proceeds after credits for capital costs, contractual lease costs, and rent abatements are expected to be approximately $487 million. The closing is scheduled to occur on or before March 23, 2018. This transaction is subject to customary closing conditions and extensions, and there is no certainty that it will close.

•	In January 2018, the company called for redemption at par, on March 7, 2018, all $175 million of its 5.75% Senior Unsecured Notes due August 1, 2042.

•	The company currently has 4 properties totaling 3.2 million square feet in various stages of the sale process, including properties under contract.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss fourth quarter and full year results on Thursday, February 15, 2018, at 9:00 A.M. CST. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Fourth Quarter 2017 Supplemental Operating and Financial Data is available for on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties throughout the United States. As of December 31, 2017, EQC’s same property portfolio comprised 16 properties and 8.7 million square feet.

Regulation FD Disclosures
We intend to use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding marketing the company’s properties for sale and consummating asset sales. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31, 2017	December 31, 2016
ASSETS
Real estate properties:
Land	$191,775	$286,186
Buildings and improvements	1,555,836	2,570,704
	1,747,611	2,856,890
Accumulated depreciation	(450,718)	(755,255)
	1,296,893	2,101,635
Properties held for sale	97,688	—
Acquired real estate leases, net	23,847	48,281
Cash and cash equivalents	2,351,693	2,094,674
Marketable securities	276,928	—
Restricted cash	8,897	6,532
Rents receivable, net of allowance for doubtful accounts of $4,771 and $5,105, respectively	93,436	152,031
Other assets, net	87,563	122,922
Total assets	$4,236,945	$4,526,075

LIABILITIES AND EQUITY
Revolving credit facility	$—	$—
Senior unsecured debt, net	815,984	1,063,950
Mortgage notes payable, net	32,594	77,717
Liabilities related to properties held for sale	1,840	—
Accounts payable and accrued expenses	69,220	95,395
Assumed real estate lease obligations, net	1,001	1,946
Rent collected in advance	11,076	18,460
Security deposits	4,735	8,160
Total liabilities	$936,450	$1,265,628

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 124,217,616 and 123,994,465 shares issued and outstanding, respectively	1,242	1,240
Additional paid in capital	4,380,313	4,363,177
Cumulative net income	2,596,259	2,566,603
Cumulative other comprehensive loss	(95)	(208)
Cumulative common distributions	(3,111,868)	(3,111,868)
Cumulative preferred distributions	(685,748)	(677,760)
Total shareholders' equity	3,299,366	3,260,447
Noncontrolling interest	1,129	—
Total equity	$3,300,495	$3,260,447
Total liabilities and equity	$4,236,945	$4,526,075

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Rental income	$54,672	$84,726	$270,320	$409,071
Tenant reimbursements and other income	16,951	18,820	70,251	91,609
Total revenues	$71,623	$103,546	$340,571	$500,680

Expenses:
Operating expenses	$30,674	$42,742	$141,425	$200,706
Depreciation and amortization	18,738	29,040	90,708	131,806
General and administrative	12,033	11,490	47,760	50,256
Loss on asset impairment	—	14,740	19,714	58,476
Total expenses	$61,445	$98,012	$299,607	$441,244

Operating income	$10,178	$5,534	$40,964	$59,436

Interest and other income	8,393	3,147	26,380	10,331
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $789, $845, $3,135 and $3,725, respectively)	(10,796)	(19,255)	(52,183)	(84,329)
Loss on early extinguishment of debt	(227)	(2,562)	(493)	(2,680)
Foreign currency exchange loss	—	—	—	(5)
(Loss) gain on sale of properties, net	(29,172)	25,676	15,498	250,886
(Loss) income before income taxes	(21,624)	12,540	30,166	233,639
Income tax benefit (expense)	55	(280)	(500)	(745)
Net (loss) income	$(21,569)	$12,260	$29,666	$232,894
Net loss (income) attributable to noncontrolling interest	8	—	(10)	—
Net (loss) income attributable to Equity Commonwealth	(21,561)	12,260	29,656	232,894
Preferred distributions	(1,997)	(1,997)	(7,988)	(17,956)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	—	(9,609)
Net (loss) income attributable to Equity Commonwealth common shareholders	$(23,558)	$10,263	$21,668	$205,329

Weighted average common shares outstanding — basic (2)	124,293	125,021	124,125	125,474
Weighted average common shares outstanding — diluted (2)	124,293	126,048	125,129	126,768

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$(0.19)	$0.08	$0.17	$1.64
Diluted	$(0.19)	$0.08	$0.17	$1.62

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to net income attributable to Equity Commonwealth common shareholders for the year ended December 31, 2016.

(2)
As of December 31, 2017, we had granted RSUs and LTIP Units to certain employees, officers, and trustees. RSUs and LTIP Units contain service and market-based vesting components. If the market-based vesting component of these awards was measured as of December 31, 2017, and 2016, 673 and 1,027 common shares would be issued, respectively. These awards are anti-dilutive to GAAP EPS for the three months ended December 31, 2017, and are dilutive to GAAP EPS for all other periods presented. Using a weighted average basis, 1,027 common shares are reflected in diluted earnings per share for the three months ended December 31, 2016, and 1,004 and 1,294 common shares are reflected in diluted earnings per share for the year ended December 31, 2017 and 2016, respectively.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Calculation of FFO
Net (loss) income	$(21,569)	$12,260	$29,666	$232,894
Real estate depreciation and amortization	18,442	28,750	89,519	130,765
Loss on asset impairment	—	14,740	19,714	58,476
Loss (gain) on sale of properties, net	29,172	(25,676)	(15,498)	(250,886)
FFO attributable to Equity Commonwealth	26,045	30,074	123,401	171,249
Preferred distributions	(1,997)	(1,997)	(7,988)	(17,956)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	—	(9,609)
FFO attributable to EQC common shareholders and unitholders	$24,048	$28,077	$115,413	$143,684

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$24,048	$28,077	$115,413	$143,684
Lease value amortization	295	661	1,774	6,531
Straight line rent adjustments	(1,938)	(1,699)	(14,425)	(14,083)
Loss on early extinguishment of debt	227	2,562	493	2,680
Transition-related expenses (2)	—	—	—	999
Foreign currency exchange loss	—	—	—	5
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	—	9,609
Normalized FFO attributable to EQC common shareholders and unitholders	$22,632	$29,601	$103,255	$149,425

Weighted average common shares and units outstanding -- basic (3)	124,336	125,021	124,163	125,474
Weighted average common shares and units outstanding -- diluted (3)	124,932	126,048	125,129	126,768
FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.19	$0.22	$0.93	$1.15
FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.19	$0.22	$0.92	$1.13
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.18	$0.24	$0.83	$1.19
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.18	$0.23	$0.83	$1.18

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to net income attributable to Equity Commonwealth common shareholders for the year ended December 31, 2016.

(2)
Transition related expenses are primarily related to the shareholder-approved liability for the reimbursement of expenses incurred by Related/Corvex beginning in February 2013 in connection with their consent solicitations to remove the former Trustees, elect the new Board of Trustees and engage in related litigation. No transition related expenses were incurred during 2017. There is no future obligation to pay any amounts to Related/Corvex under the shareholder-approved agreement.

(3)
As of December 31, 2017, we had granted RSUs and LTIP Units to certain employees, officers, and trustees. RSUs and LTIP Units contain service and market-based vesting components. If the market-based vesting component of these awards was measured as of December 31, 2017, and 2016, 673 and 1,027 common shares would be issued, respectively. Using a weighted average basis, our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months and year ended December 31, 2017 include 43 and 38 LTIP Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to Equity Commonwealth common shareholders (only). Using a weighted average basis, 596 and 1,027 common shares are reflected in diluted FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - diluted for three months ended December 31, 2017 and December 31, 2016, respectively, and 966 and 1,294 common shares are reflected in FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - diluted for the year ended December 31, 2017 and 2016, respectively.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental income	$54,672	$84,726	$270,320	$409,071
Tenant reimbursements and other income	16,951	18,820	70,251	91,609
Operating expenses	(30,674)	(42,742)	(141,425)	(200,706)
NOI	$40,949	$60,804	$199,146	$299,974
Straight line rent adjustments	(1,938)	(1,699)	(14,425)	(14,083)
Lease value amortization	295	661	1,774	6,531
Lease termination fees	(942)	(3,803)	(4,944)	(23,372)
Cash Basis NOI	$38,364	$55,963	$181,551	$269,050
Cash Basis NOI from non-same properties (1)	(4,719)	(22,045)	(51,067)	(133,058)
Same Property Cash Basis NOI	$33,645	$33,918	$130,484	$135,992
Non-cash rental income and lease termination fees from same properties	2,778	2,875	17,340	10,700
Same Property NOI	$36,423	$36,793	$147,824	$146,692

Reconciliation of Same Property NOI to GAAP Operating Income:
Same Property NOI	$36,423	$36,793	$147,824	$146,692
Non-cash rental income and termination fees from same properties	(2,778)	(2,875)	(17,340)	(10,700)
Same Property Cash Basis NOI	$33,645	$33,918	$130,484	$135,992
Cash Basis NOI from non-same properties (1)	4,719	22,045	51,067	133,058
Cash Basis NOI	$38,364	$55,963	$181,551	$269,050
Straight line rent adjustments	1,938	1,699	14,425	14,083
Lease value amortization	(295)	(661)	(1,774)	(6,531)
Lease termination fees	942	3,803	4,944	23,372
NOI	$40,949	$60,804	$199,146	$299,974
Depreciation and amortization	(18,738)	(29,040)	(90,708)	(131,806)
General and administrative	(12,033)	(11,490)	(47,760)	(50,256)
Loss on asset impairment	—	(14,740)	(19,714)	(58,476)
Operating Income	$10,178	$5,534	$40,964	$59,436

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of properties disposed or classified as held for sale and land parcels.

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from October 1, 2016 through December 31, 2017. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2016 through December 31, 2017. Land parcels and properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.